ECO SCIENCE SOLUTIONS INC.
a NEVADA CORPORATION
EMPLOYMENT AGREEMENT
This Employment Agreement (the "Agreement") is made and entered into as of January 28,  2021, by and between Michael D Rountree (the "Executive") and Eco Science Solutions Inc., a Nevada corporation (the "Company").
WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and
WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:
1. Term. Subject to Section 4 of this Agreement, the Executive's initial term of employment hereunder shall be from the period beginning on January 31st, 2021 (the "Effective Date") through January 31st, 2024 (the "Initial Term"). Thereafter, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term at least 60 days prior to the end of the Initial Term or one-year extension thereof. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the "Employment Term."
2. Position and Duties.
2.1
Position. During the Employment Term, the Executive shall serve as the Chief Executive Officer, Chief Financial Officer, as well as Treasurer, reporting to the Ombudsman as well as to the Board of Directors of the Company (the “Board”). In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive's position and as may be reasonably specified from time to time by the Board to the extent typical of and consistent with such position.

3. Compensation.
3.1
Base Salary. Prior to the date the Financing Threshold (as defined below in paragraph 3.2) is reached, the Executive will accrue but not be paid a base salary. Up to the date the Financing Threshold is reached,  Executive shall receive minimum wage for an exempt employee.  Once the Financing Threshold is met, the Company shall pay the Executive a base salary at an annual rate of $175,000, for the first six months, from the time the Financing Threshold is met; $225,000 for the following six months, and then $250,000 going forward in periodic installments in accordance with the Company's customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive's base salary may not be decreased during the Employment Term other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives of the Company, or if the duties of the Executive are materially changed. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "Base Salary".

3.2
Financing Threshold.  The Financing Threshold shall be deemed satisfied as of the date on which the Board reasonably determines that the Company is in a financial position to pay the Executive’s Base Salary without jeopardizing the Company’s ability to continue as a going concern.

3.3	Annual Bonus.
(a)
For each calendar year of the Employment Term, the Executive shall be eligible to receive an annual bonus in an amount determined by the Board of Directors (the "Annual Bonus"). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Board or Compensation Committee of the Board (the "Compensation Committee"). In addition, annual Bonus Review will allow Executive to be issued additional equity under the 2021 Equity Incentive Plan.

(b)	The Annual Bonus, if any, will be paid within one and a half (1 1/2) months after the end of the applicable calendar year, and after the annual audit is delivered and accepted by the Board.
(c)	In order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the last day of the applicable date that Annual Bonuses are paid.
3.4
Equity Awards. In consideration for signing the Executive will be issued three million (3,000,000) shares of Company common stock, which will have the following legend imprinted on the Certificate:
The Securities represented by this certificate have not been registered under the Securities Act of 1933, as amended.  No sale or distribution may be effected without an effective registration statement or a legal opinion, in a form satisfactory to the Company, that such registration is not required under the Securities Act of 1933.

and will be subject to a 3 year lock up agreement.  In addition during the Employment Term, the Executive shall be eligible to participate in the Company’s 2021 Equity Incentive Plan or any successor plan, subject to the terms of the Company’s 2021 Equity Incentive Plan or successor plan, as determined by the Board or the Compensation Committee, in its discretion.
3.5
Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

3.6
Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

3.7
Vacation; Paid Time Off. During the Employment Term, the Executive will be entitled to paid vacation on a basis that is at least as favorable as that provided to other similarly situated executives of the Company. The Executive shall receive other paid time-off in accordance with the Company's policies for executive officers as such policies may exist from time to time.

3.8
Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

3.9	Indemnification Agreement. The Company shall offer to enter into a separate executive indemnification agreement with the Executive on customary terms (such agreement, the “Indemnification Agreement”).
3.10
Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

4.  Termination of Employment. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason. Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 4 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.
4.1	Expiration of the Term, For Cause, or Without Good Reason.
(a)
The Executive's employment hereunder may be terminated upon either party's failure to renew the Agreement in accordance with Section 1, by the Company for Cause, or by the Executive without Good Reason and the Executive shall be entitled to receive:

(i)
any accrued but unpaid Base Salary and accrued but unused paid time off which shall be paid within one (1) week following the date of the Executive's termination (or earlier, if and as required by applicable law);

(ii)	reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and
(iii)
such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company's employee benefit plans as of the date of the Executive's termination; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 4.1(a)(i) through 4.1(a)(iii) are referred to herein collectively as the "Accrued Amounts."
(b)	For purposes of this Agreement, "Cause" shall mean:
(i)	the Executive's failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);
(ii)	the Executive's failure to comply with any valid and legal directive of the Board;
(iii)	the Executive's willful engagement in dishonesty, illegal conduct, or gross misconduct or any other act, which is, considered by the board to be, injurious to the Company or its affiliates;
(iv)	the Executive's embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company;
(v)	the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;
(vi)	the Executive's material breach of any obligation under this Agreement or any other written agreement between the Executive and the Company; or

(vii)
any material failure by the Executive to comply with the Company's written policies or rules, as they may be in effect from time to time during the Employment Term, if such failure causes reputational or financial harm to the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have 10 business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.
(c)	For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's prior written consent:
(i)	a material reduction in the Executive's Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;
(ii)	any material breach by the Company of any material provision of this Agreement;
(iii)
 a material, adverse change in the Executive's authority, duties, or responsibilities other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law.

To terminate her employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company must have at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate her employment for Good Reason within 60 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived her right to terminate for Good Reason with respect to such grounds.
4.2
Without Cause or for Good Reason. The Employment Term and the Executive's employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive's compliance with Section 5 of this Agreement and the agreements referenced therein and her execution, within 21 days following receipt (or 45 days, if so designated by the Company), of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the "Release") (such 21-day or 45-day period, as applicable, the "Release Execution Period"), and the Release becoming effective according to its terms, the Executive shall be entitled to receive the following if and only if the Executive’s employment is terminated after the date the Financing Threshold has been satisfied:

(a)
equal installment payments payable in accordance with the Company's normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to 50% of the Executive's Base Salary for the year that includes the date of the Executive's termination, which shall begin within 30 days following the date of the Executive's termination and continue until fully paid; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year;

(b)
 If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on or prior to the 15th of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the date of the Executive's termination; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's making payments under this Section 4.2(b) would violate the nondiscrimination rules applicable to non-grandfathered, insured group health plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 4.2(b) in a manner as is necessary to comply with the ACA.

(c)	The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company’s 2019 Equity Incentive Plan and the applicable award agreements.
4.3	Death or Disability.
(a)
The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive's Disability.

(b)
If the Executive's employment is terminated during the Employment Term on account of the Executive's death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive's Disability shall be provided in a manner which is consistent with federal and state law.

(c)
For purposes of this Agreement, "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to perform the essential functions of her job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

4.4
Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 4.3(a) on account of the Executive's death) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 15. The Notice of Termination shall specify:

(a)	the termination provision of this Agreement relied upon;
(b)	to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and
(c)	the applicable date of termination.
4.5
Resignation of All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its subsidiaries or affiliates.

    5. Confidential Information and Restrictive Covenants. As a condition of the Executive's employment with the Company, the Executive shall enter into and abide by the Company's Employee Non-Compete Agreement/Employee Confidentiality and Proprietary Rights Agreement.
6. Arbitration. Any dispute, controversy, or claim arising out of or related to the Executive's employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS and shall be conducted in Orange County, California consistent with the rules of JAMS in effect at the time the arbitration is commenced and applying California law, except as modified by this Agreement. The Parties can obtain a copy of the JAMS Rules (i) on the JAMS’ website (https://www.jamsadr.com/rules-employment); (ii) by calling JAMS directly at (800) 352-5267; or (iii) from the Company’s Human Resources Department.  The JAMS Rules are incorporated herein by reference.  The arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the arbitrator shall apply substantive and procedural California law to any Claim, without references to conflict-of-law provisions of any jurisdiction.  To the extent that the JAMS Rules are in irreconcilable conflict with California law, California law shall take precedence over the JAMS Rules.  In the event of the requirement to arbitrate hereunder, the Parties shall mutually agree on single arbitrator, and in the event that they cannot agree then each of them shall agree on an arbitrator and those two arbitrators shall appoint a third.  Except for Excluded Claims (as defined below in Section 6.1), the Parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective action or representative claims against each other in court, arbitration, or any other proceeding. Any arbitral award determination shall be final and binding upon the Parties.  With respect to costs associated with the arbitration under this Section 6, Executive shall only pay the JAMS filing or administrative fee up to the equivalent amount of the initial filing Executive would have paid to commence an action in the California Superior Court, county of Orange.  The Company will pay any other JAMS administrative fees, arbitrator’s fees, and any additional fees unique to arbitration.
6.1
Excluded Claims. Excluded claims are causes of action or claims: (i) under Section 7 of the National Labor Relations Act, (ii) for representative actions under the California’s Private Attorneys’ General Act (“PAGA”), (ii) under the California Workers’ Compensation Act, (iv) for unemployment compensation benefits; (v) for benefits under a plan that is governed by the Employee Retirement Income Security Act of 1974, and (vii) expressly prohibited from mandatory arbitration under applicable law.  To the extent permitted by law, individual Claims under PAGA or claims under California Labor Code section 558(a) are not Excluded Claims, and thereby are subject to arbitration pursuant to this Agreement.

7. Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of California, county of Orange. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
8. Entire Agreement. Unless specifically provided herein, this Agreement, together with the Employee Non-Compete Agreement/Employee Confidentiality and Proprietary Rights Agreement and Indemnification Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.
9. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chairman of the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

10. Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.
11.  Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
12. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
13. Section 409A.
13.1
General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

13.2
Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with her termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive's termination or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

13.3	Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
(a)
the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provdied, in any other calendar year;

(b)	any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
14. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
15.Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):
If to the Company:
Eco Science Solutions Inc.
1135 Makawao Avenue, Suite 103-188
Makawao, HI  96768

If to the Executive:
Michael D Rountree
300 S. El Camino Real #206
San Clemente, CA  92672

If to the Chairman of the Board:

A Carl Mudd
172 Eagles Peak S.
Bullard, TX 75757
16. Representations of the Executive. The Executive represents and warrants to the Company that:
The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which she is a party or is otherwise bound.
The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.
17. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
18. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
19. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

ECO SCIENCE SOLUTIONS INC.

By:	/s/Jeffery Taylor

	Name:	Jeffery Taylor
	Title:	CEO

Address:		1135 Makawao Ave #103-188 Makawao, HI 96768
EXECUTIVE:

By:	/s/Michael D. Rountree

	Name:	Michael D Rountree

Address:		300 S. El Camino Real #206 San Clemente, CA 92672

Ombudsman Approved:

By:        /s/A Carl Mudd
A Carl Mudd
172 Eagles Peak S.
Bullard, TX  75757